Mail Stop 6010


December 21, 2005

Mr. Robert M. Bernstein
Chief Executive Officer
Material Technologies, Inc.
Suite 707 11661 San Vicente Boulevard
Los Angeles, California 90049


	RE: 	Material Technologies
		Form 10-K for the Fiscal Year Ended December 31, 2004
		File No. 333-23617


Dear Mr. Bernstein:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant